Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the aforementioned consolidated financial statements notes that, effective November 1, 2007, The Cooper Companies, Inc. and subsidiaries adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

April 27, 2009